HCMC COMMENTS ON PTAB PETITION FOR INTER PARTES REVIEW (IPR) FILED BY PHILIP MORRIS

HOLLYWOOD, FL, June 16, 2021 /GlobeNewswire/ -- Healthier Choices Management Corp. (OTC Pink: HCMC) (“HCMC or the “Company”) announced that Philip Morris Products S.A. (“Philip Morris”) filed a petition with the Patent Trial and Appeal Board (the “PTAB”) of the U.S. Patent and Trademark Office seeking to institute inter partes review (“IPR”) proceedings to invalidate Healthier Choices Management Corp.’s (the “Company”) U.S. Patent No. 10,561,170 (the “Patent”).

If Philip Morris’ IPR petition is accepted by the PTAB, the Company will have three months to optionally file a preliminary response.  Within three months of the Company’s preliminary response or six months from acceptance of Philip Morris’ IPR petition, the PTAB will decide whether to institute or deny the IPR proceedings.  If the PTAB institutes IPR proceedings, then within one year of institution the PTAB will issue a final written decision as to the validity of some or all of the claims in the Patent.

The Company previously filed a patent infringement lawsuit against Philip Morris USA, Inc. and Philip Morris Products S.A. in connection with their product known and marketed as “IQOS®.” The lawsuit was brought based on IQOS’ infringement on the Patent.  The lawsuit was filed in the United States District Court for the Northern District of Georgia and is ongoing.

Jeff Holman, HCMC’s Chief Executive Officer, stated, “HCMC is currently reviewing Philip Morris’ IPR petitions and intends to vigorously oppose the institution of the IPR proceedings and, if the IPR proceedings are instituted, we are now fully prepared to vigorously defend the validity of the Patent.”

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.healthiercmc.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio. The Company currently operates eight retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products. The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary Healthy Choice Markets 2, LLC. The Company also sells vitamins and supplements on its website TheVitaminStore.com.  The Company markets its Q-Cup™ technology under the vape segment. This patented technology is based on a small, quartz cup called the Q-Cup™, which a customer can purchase already filled by a third party in some regions, or can partially fill themselves with either cannabis or CBD concentrate (approximately 50mg), also purchased from a third party. The Q-Cup™ can then be inserted into the patented Q-Unit™, which heats the cup from the outside without coming in direct contact with the solid concentrate. This Q-Cup™ and Q-Unit™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally. The Q-Cup™ can also be used in other devices as a convenient micro-dosing system.  These products are available on the Company’s website at www.TheQcup.com.

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:

Healthier Choices Management Corp.
3800 North 28th Way, #1
Hollywood, FL 33020
Office: 305-600-5004 / Fax: 954-272-7773
Website: www.HealthierCMC.com
Email: ir@hcmc1.com